                                                                   EXHIBIT 10(c)


                              EMPLOYMENT CONTRACT

     THIS CONTRACT, made and effective this 1st day of July, 194, between FIRST NORTHERN BANK & TRUST, a Michigan banking corporation, 130 South Cedar Street, Manistique, Michigan 49854, ("Bank"), and RONALD G. FORD, HC 01, Box 3288A, Manistique, Michigan 49854, ("Ford"), joined in by FIRST MANISTIQUE CORPORATION ("FMC").

     1. General. Bank has its main office at the above address in Manistique, with sundry branches now operating, and further branches contemplated. Ford is the President and Chief Executive Officer ("CEO") of Bank. Ford is also President and CEO of FMC, which owns all the voting stock of the Bank. The parties hereto deem it mutually desirable that this Contract be entered into be binding upon each of them.

     2. Term. Unless sooner terminated by (i) mutual agreement evidenced in writing, or (ii) by the Board of Directors of the Bank for cause, because of nonperformance and/or mal-performance on the part of Ford, the employment by Bank of Ford as President and CEO shall continue for a three year term commencing with the date hereof.

     3. Extension of Contract. Unless this Contract is terminated pursuant to another provision of this Contract, after the first calendar year during which the Contract is in effect, the term of this Contract shall annually be extended for one additional year, unless at least six months prior to the end of the calendar year the Bank gives written notice to Ford that it does not intend further to extend the Contract. For example, if the initial three year term of the Contract were from January 1, 1994 to December 31, 1996, and the Bank did not so notify Ford by June 30, 1995, then the term of the Contract would automatically b extended to December 31, 1997. Likewise, if by June 30, 1996, the Bank did not so notify Ford, the term of the Contract automatically would be extended until December 31, 1998.

     4. Duties. The duties, responsibilities and administrative authority of Ford, absent written agreement to the contrary, shall, as President and CEO, respectively, of the Bank and FMC, continue as presently constituted.

     5. Compensation. Unless and to the extent in writing mutually agreed to the contrary, the present compensation (salary and/or any other prevailing benefits/benefit plan) accorded Ford as President and CEO of the Bank and FMC shall remain unchanged and fully effective during the term hereof.

     6. Change in Control. For purposes of this Contract, a Change in Control of FMC shall be deemed to have occurred if

       (a) there shall be consummated (i) any consolidation or merger of FMC in which FMC is not the continuing or surviving corporation or pursuant to which shares of FMC's common stock would be converted into cash, securities or other property, other than a merger of FMC in which the holders of FMC's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transaction) of all, or substantially all, of the assets of FMC (including, without limitation, more than 10% of FMC's equity interest in the Bank), or

       (b) the stockholders of FMC approved any plan or proposal for the liquidation or dissolution of FMC, or

       (c) except for any Employees Stock Ownership Plan of FMC or its affiliates, any person (as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of FMC's outstanding common stock, or

       (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of FMC shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by FMC's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    7. Provisions Applicable in the Event of a Change in Control.

       (a) If a Change in Control of FMC shall have occurred while Ford is still an employee of the Bank, he shall be entitled to the compensation provided in Section 8 upon the subsequent termination of his employment with the Bank by Ford or by the Bank unless such termination is as a result of (i) Ford's death; (ii) Ford's Disability (as defined in Section 7(b) below; (iii) Ford's
           Retirement (as defined in Section 7(c) below); (iv) Ford's termination by the Bank for Cause (as defined in Section 2 above or (v) Ford's decision to terminate employment other than for Good Reason (as defined in Section 7(d) below).

       (b) "Disability" is defined as Ford's incapacity due to physical or mental illness, to have been able to perform his duties with the Bank for a period of three consecutive months. In such event, the Bank shall be entitled to terminate this Contract (subject to payment of then-accrued bonus and any other benefits).

       (c) The term "Retirement" as used in this Contract shall mean termination by the Bank or Ford of Ford's employment based on his having reached age 65 or such other age as shall have been fixed in any arrangement established with Ford's consent.

       (d) Ford may terminate his employment for Good Reason at any time during the term of this Contract. For purposes of this Contract "Good Reason" shall mean any of the following (without Ford's express written consent):

           (i) the assignment to Ford by the Bank after a Change in Control of duties inconsistent with Ford's position, duties, responsibilities and status with the Bank immediately prior to a Change in Control of FMC, or a change in Ford's titles or offices as in effect immediately prior to a Change in Control of FMC, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of Ford's death or by Ford other than for Good Reason;

           (ii) any failure by the Bank to continue in effect any benefit plan or arrangement in which Ford is participating at the time of a Change in Control of FMC (or any other plans providing Ford with substantially similar benefits, hereinafter referred to as "Benefit Plans"), or the taking of any action by the Bank which would adversely affect Ford's participation in or materially reduce Ford's benefits under any such Benefit Plan or deprive Ford of any material fringe benefit enjoyed by Ford at the time of a Change in Control of FMC;

           (iii) any failure by the Bank to continue in effect any incentive plan or arrangement (including, without limitation, bonus and contingent bonus arrangements) in which Ford is participating at the time of a Change in Control of FMC (or any other plans or arrangements providing him with substantially similar benefits, hereinafter referred to as "Incentive Plans") or the taking of any action by the Bank which would adversely affect Ford's participation in any such Incentive Plan or reduce Ford's benefits under any such Incentive Plan;

           (iv) any failure by FMC to continue in effect any plan or arrangement to receive securities of FMC (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which Ford is participating at the time of a Change in Control of FMC (or plans or arrangement providing him with substantially similar benefits, hereinafter referred to as "Securities Plans") or the taking of any action by FMC which would adversely affect Ford's participation in or materially reduce Ford's benefits under any such Securities Plan;

           (v) any material breach by FMC or the Bank of any provision of this Contract; or

           (vi) any failure by FMC to obtain the assumption of this Contract by any successor or assign of FMC.

     8. Payment upon Premature Termination.

        (a) If, other than after a Change in Control, the Bank shall terminate Ford's employment (other than in accordance with Section 2 above), the Bank shall pay to Ford the balance which would otherwise be due under this contract.

        (b) If after a Change in Control the Bank shall terminate Ford's employment other than pursuant to Section 7(b) or Section 7(c), above, or, if Ford shall terminate his employment for Good Reason, then Bank shall pay Ford as severance pay twenty quarterly payments (commencing on the date of termination) each equal to 25% of the average of his aggregate annual base salary for the three immediately preceding years received from FMC and any of its subsidiaries (including the Bank).

     9. (a) FMC will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of FMC, by agreement in form and substance satisfactory to Ford, expressly, absolutely and unconditionally to assume and agree to perform this Contract in the same manner and to the same extent that FMC would be required to perform it if no such succession or assignment had taken place. Any failure of FMC to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Contract and shall entitle Ford to terminate his employment for Good Reason. As used in the Contract, "FMC" shall mean FMC as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Contract by operation of law. In event of failure to obtain such agreement from a successor or assign, FMC agrees that it shall pay or shall cause such employer to pay any amounts owed to Ford pursuant to Section 8 hereof.

        (b) This Contract shall inure to the benefit of and be enforceable by Ford's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Ford should die while any amounts are still payable thereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

            Contract to Ford's devisee, legatee, or other designee or, if there be no such designee, to Ford's estate.


     10. Notice. For purposes of this Contract, notices and all other communications provided for in this Contract shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

         If to FMC and the Bank:

         Chairman of the Board
         First Manistique Corporation
         130 South Cedar Street
         Manistique, MI 49854


         If to Ford:

         Mr. Ronald G. Ford
         HC 01, Box 3288A
         Manistique, Michigan 49854

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11. Miscellaneous. No provisions of this Contract may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Ford, FMC and the Bank. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Contract to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Contract. This Contract shall be governed by and construed in accordance with the laws of the State of Michigan.

     12. Validity. The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract, which shall remain in full force and effect. By way of example, but not of limitation, if any payments provided for hereunder are found to be beyond limits permissible to be paid by FMC and/or the Bank by statute or regulation, it is intended that the payments shall be made to the maximum of any such lesser amount as is permissible to be paid by FMC and/or Bank.

     13. FMC agrees that the services Ford performs for any of its subsidiaries, including the Bank, ultimately redound to the benefit of FMC. Accordingly, FMC agrees that insofar as the Bank, for any reason whatsoever, is unable to perform any obligations assumed hereunder, FMC shall fully and timely perform the same.

     14. FMC, THE BANK, AND FORD ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. FMC, THE BANK AND FORD ACKNOWLEDGE THAT EACH HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF CHOICE, BEFORE SIGNING THIS CONTRACT, AND FMC, THE BANK AND FORD EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVES ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM.

     IN WITNESS WHEREOF, the parties have executed this Contract, effective as of the date first above written.


FIRST NORTHERN BANK & TRUST                 FIRST MANISTIQUE CORPORATION



By   Ernest D. King                         By    Ernest D. King
------------------------------              --------------------------------
     Ernest D. King                               Ernest D. King
     Chairman of the Board                        Chairman of the Board



Ronald G. Ford
------------------------------
Ronald G. Ford

                                      6